Exhibit 99.3

Olympic Steel, Inc.

Consolidated Balance Sheets

(in thousands)

	As of
	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$7,548	$11,912
Accounts receivable, net	209,684	166,149
Inventories, net (includes LIFO reserves of $7,230 as of September 30, 2025 and $6,341 as of December 31, 2024)	383,922	390,626
Prepaid expenses and other	13,530	11,904

Total current assets	614,684	580,591

Property and equipment, at cost	539,219	519,702
Accumulated depreciation	(330,211)	(315,866)

Net property and equipment	209,008	203,836

Goodwill	83,818	83,818
Intangible assets, net	113,555	118,111
Other long-term assets	28,327	21,204
Right of use assets, net	40,666	36,936

Total assets	$1,090,058	$1,044,496

Liabilities
Accounts payable	$143,384	$80,743
Accrued payroll	24,509	24,184
Other accrued liabilities	22,165	21,846
Current portion of lease liabilities	6,838	5,865

Total current liabilities	196,896	132,638

Credit facility revolver	240,926	272,456
Other long-term liabilities	24,555	22,484
Deferred income taxes	13,551	11,049
Lease liabilities	35,001	31,945

Total liabilities	510,929	470,572

Shareholders’ Equity
Preferred stock	—	—
Common stock	139,498	138,538
Accumulated other comprehensive income (loss)	(93)	190
Retained earnings	439,724	435,196

Total shareholders’ equity	579,129	573,924

Total liabilities and shareholders’ equity	$1,090,058	$1,044,496

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Consolidated Statements of Comprehensive Income

For the Three and Nine Months Ended September 30,

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(unaudited)
Net sales	$490,655	$469,996	$1,480,079	$1,522,888
Costs and expenses
Cost of materials sold (excludes items shown separately below)	373,029	363,144	1,122,208	1,177,229
Warehouse and processing	36,425	31,719	107,380	97,855
Administrative and general	31,132	28,226	93,778	87,545
Distribution	18,660	16,881	56,134	51,101
Selling	11,679	10,721	35,653	35,458
Occupancy	4,490	4,262	14,008	13,048
Depreciation	6,237	5,740	19,278	17,585
Amortization	1,739	1,494	5,210	4,210

Total costs and expenses	483,391	462,187	1,453,649	1,484,031

Operating income	7,264	7,809	26,430	38,857
Other loss, net	14	26	62	66

Income before interest and income taxes	7,250	7,783	26,368	38,791
Interest and other expense on debt	4,144	3,880	12,282	12,283

Income before income taxes	3,106	3,903	14,086	26,508
Income tax provision	952	1,169	4,186	7,417

Net income	$2,154	$2,734	$9,900	$19,091

Loss on cash flow hedge	(52)	(544)	(378)	(585)
Tax effect on cash flow hedge	14	136	95	136

Total comprehensive income	$2,116	$2,326	$9,617	$18,642

Earnings per share:
Net income per share—basic	$0.18	$0.23	$0.84	$1.64

Weighted average shares outstanding—basic	11,744	11,695	11,739	11,673

Net income per share—diluted	$0.18	$0.23	$0.84	$1.64

Weighted average shares outstanding—diluted	11,763	11,695	11,761	11,673

Dividends declared per share of common stock	$0.16	$0.15	$0.48	$0.45

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30,

(in thousands)

	2025	2024
	(unaudited)
Cash flows provided by operating activities:
Net income	$9,900	$19,091
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	24,563	21,795
Amortization of deferred financing fees	402	584
Loss on disposition of property and equipment	2	189
Stock-based compensation	960	1,499
Other long-term assets	(9,768)	(4,970)
Other long-term liabilities	9,153	6,593

	35,212	44,781

Changes in working capital:
Accounts receivable	(43,535)	(6,443)
Inventories	6,704	(12,859)
Prepaid expenses and other	(1,904)	(2,018)
Accounts payable	63,168	4,357
Change in outstanding checks	(527)	1,267
Accrued payroll and other accrued liabilities	416	(9,971)

	24,322	(25,667)

Net cash provided by operating activities	59,534	19,114

Cash flows used for investing activities:
Capital expenditures	(24,998)	(22,308)
Proceeds from disposition of property and equipment	120	56

Net cash used for investing activities	(24,878)	(22,252)

Cash flows (used for) provided by financing activities:
Credit facility revolver borrowings	410,781	469,117
Credit facility revolver repayments	(442,311)	(462,039)
Principal payment under finance lease obligation	(837)	(930)
Credit facility fees and expenses	(1,284)	(109)
Dividends paid on common stock	(5,369)	(5,009)

Net cash (used for) provided by financing activities	(39,020)	1,030

Cash and cash equivalents:
Net change	(4,364)	(2,108)
Beginning balance	11,912	13,224

Ending balance	$7,548	$11,116

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Supplemental Disclosures of Cash Flow Information

For the Nine Months Ended September 30,

(in thousands)

	2025	2024
	(unaudited)
Interest paid	$11,681	$11,487
Income taxes paid	$3,039	$7,507

The Company incurred a nominal amount of new financing lease obligations during the nine months ended September 30, 2025. The Company incurred $2.3 million of new financing lease obligations during the nine months ended September 30, 2024. These non-cash transactions have been excluded from the Consolidated Statements of Cash Flows for the nine months ended September 30, 2025 and 2024.

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Consolidated Statements of Shareholders’ Equity

(in thousands)

(unaudited)

	For the Three Months Ended September 30, 2025
	Common Stock	Accumulated Other Comprehensive Loss	Retained Earnings	Total Equity
Balance at June 30, 2025	$138,892	$(54)	$439,365	$578,203
Net income	—	—	2,154	2,154
Payment of dividends on common stock ($0.16 per share)	—	—	(1,792)	(1,792)
Stock-based compensation	606	—	—	606
Changes in fair value of hedges, net of tax	—	(39)	—	(39)
Other	—	—	(3)	(3)

Balance at September 30, 2025	$139,498	$(93)	$439,724	$579,129

	For the Nine Months Ended September 30, 2025
	Common Stock	Accumulated Other Comprehensive Loss	Retained Earnings	Total Equity
Balance at December 31, 2024	$138,538	$190	$435,196	$573,924
Net income	—	—	9,900	9,900
Payment of dividends on common stock ($0.32 per share)	—	—	(5,369)	(5,369)
Stock-based compensation	960	—	—	960
Changes in fair value of hedges, net of tax	—	(283)	—	(283)
Other	—	—	(3)	(3)

Balance at September 30, 2025	$139,498	$(93)	$439,724	$579,129

	For the Three Months Ended September 30, 2024
	Common Stock	Accumulated Other Comprehensive Loss	Retained Earnings	Total Equity
Balance at June 30, 2024	$137,541	$—	$431,912	$569,453
Net income	—	—	2,734	2,734
Payment of dividends on common stock ($0.15 per share)	—	—	(1,670)	(1,670)
Stock-based compensation	499	—	—	499
Changes in fair value of hedges, net of tax	—	(408)	—	(408)
Other	—	—	2	2

Balance at September 30, 2024	$138,040	$(408)	$432,978	$570,610

	For the Nine Months Ended September 30, 2024
	Common Stock	Accumulated Other Comprehensive Loss	Retained Earnings	Total Equity
Balance at December 31, 2023	$136,541	$41	$418,896	$555,478
Net income	—	—	19,091	19,091
Payment of dividends on common stock ($0.30 per share)	—	—	(5,009)	(5,009)
Stock-based compensation	1,499	—	—	1,499
Changes in fair value of hedges, net of tax	—	(449)	—	(449)

Balance at September 30, 2024	$138,040	$(408)	$432,978	$570,610

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2025

1.	Basis of Presentation:

The accompanying consolidated financial statements have been prepared from the financial records of Olympic Steel, Inc. and its wholly-owned subsidiaries (collectively, Olympic or the Company), without audit and reflect all normal and recurring adjustments which are, in the opinion of management, necessary to fairly state the results of the interim periods covered by this report. Year-to-date results are not necessarily indicative of 2025 annual results and these financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. All intercompany transactions and balances have been eliminated in consolidation.

Olympic is a leading metals service center focused on the direct sale and value-added processing of carbon and coated steel, plate and coil products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube bar, valves and fittings, tin plate and metal-intensive end-use products. The Company operates in three reportable segments: specialty metals flat products, carbon flat products, and tubular and pipe products. The specialty metals flat products segment and the carbon flat products segment are at times consolidated and referred to as the flat products segments. Certain of the flat products segment’s assets and resources are shared by the specialty metals and carbon flat products segments, and both segments’ products are stored in the shared facilities and, in some locations, processed on shared equipment. As such, total assets and capital expenditures are reported in the aggregate for the flat products segment. Due to the shared assets and resources, certain of the flat products segment expenses are allocated between the specialty metals flat products segment and the carbon flat products segment based upon an established allocation methodology. The specialty metals flat products segment sells and distributes processed aluminum and stainless flat-rolled sheet and coil products, flat bar products, prime tin mill products and fabricated parts. Through acquisitions, the specialty metals flat product segment has expanded its geographical footprint and enhanced its product offerings in stainless steel and aluminum plate, sheet, angles, rounds, flat bar, tubing and pipe, stainless steel bollards and water treatment systems. The carbon flat products segment sells and distributes large volumes of processed carbon and coated flat-rolled sheet, coil and plate products and fabricated parts. Through acquisitions, our carbon flat products segment has expanded its product offerings to include self-dumping metal hoppers, steel and stainless-steel dump inserts for pickup truck and service truck beds and venting, micro air and clean air products for residential, commercial and industrial applications. With the acquisition of Metal Works, LLC (MetalWorks) on November 11, 2024, the carbon flat products segment further expanded its product offerings to include the manufacture of service station canopies, deck clips, long gutters, trim and boat docks, as well as solar canopy and ground racking components. The tubular and pipe products segment distributes metal tubing, pipe, bar, valves and fittings and the fabrication of parts, tube and bar products, including round, square, rectangular and special shaped tubes supplied to various industrial markets. Each segments’ products are primarily distributed through a direct sales force.

The Company operates from 54 strategically located sales offices and processing and distributions facilities in the United States and Monterrey, Mexico. Our geographic footprint allows us to focus on regional customer and larger national and multi-national accounts, primarily located through the midwestern, eastern and southern United States.

Corporate expenses are reported as a separate line item for segment reporting purposes. Corporate expenses include the unallocated expenses related to managing the entire Company (i.e., all three segments), including payroll expenses for certain personnel, expenses related to being a publicly traded entity such as board of directors’ expenses, audit expenses, and various other professional fees.

Impact of Recently Issued Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03, “Income Statement-Reporting Comprehensive Income (Topic 220): Disaggregation of Income

Statement Expenses”. The objective of the ASU is to enhance transparency into the nature and function of income statement expenses. The ASU requires that, on an annual and interim basis, entities disclose disaggregated operating expense information about specific categories, including purchases of inventory, employee compensation, depreciation and amortization. The ASU is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is in the process of evaluating the effect of the ASU on the related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The objective of the ASU is to improve the information a reporting entity provides to users of financial statements about the entity’s operations and the effects of related tax risks and tax planning on the entity’s tax rate and potential future cash flows. The ASU enhances disclosures regarding the rate reconciliation, income taxes paid and other items. The ASU is effective for annual periods beginning after December 15, 2024 for public business entities. The Company does not anticipate the adoption of the ASU to have a material impact on the Consolidated Financial Statements and related disclosures.

2.	Revenue Recognition:

The Company provides metals processing, distribution and delivery of large volumes of processed carbon, coated flat-rolled sheet, coil and plate products, aluminum, and stainless flat-rolled products, prime tin mill products, flat bar products, metal tubing, pipe, bar, valves, fittings, fabricated parts and metal-intensive end-use products. The Company’s contracts with customers are comprised of purchase orders with standard terms and conditions. Occasionally, the Company may also have longer-term agreements with customers. Substantially all of the contracts with customers require the delivery of metals, which represent single performance obligations that are satisfied at a point in time upon transfer of control of the product to the customer.

Transfer of control is assessed based on the use of the product distributed and rights to payment for performance under the contract terms. Transfer of control and revenue recognition for substantially all of the Company’s sales occur upon shipment or delivery of the product, which is when title, ownership and risk of loss pass to the customer and is based on the applicable shipping terms. The shipping terms depend on the customer contract. An invoice for payment is issued at time of shipment and terms are generally net 30 days.

Within the metals industry, revenue is frequently disaggregated by products sold. The table below disaggregates the Company’s revenues by segment and products sold for the periods ended September 30, 2025 and 2024, respectively.

	Disaggregated Revenue by Products Sold
	For the Three Months Ended September 30, 2025

	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Total
Specialty	28.7%	—	—	28.7%
Hot Rolled	—	26.3%	—	26.3%
Tube	—	—	16.6%	16.6%
Coated	—	12.4%	—	12.4%
Plate	—	10.7%	—	10.7%
Cold Rolled	—	4.3%	—	4.3%
Other	—	0.9%	—	0.9%

Total	28.7%	54.6%	16.6%	99.9%

	Disaggregated Revenue by Products Sold
	For the Nine Months Ended September 30, 2025
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Total
Specialty	27.4%	—	—	27.4%
Hot Rolled	—	28.2%	—	28.2%
Tube	—	—	16.1%	16.1%
Coated	—	13.1%	—	13.1%
Plate	—	9.9%	—	9.9%
Cold Rolled	—	4.3%	—	4.3%
Other	—	1.0%	—	1.0%

Total	27.4%	56.5%	16.1%	100.0%

	Disaggregated Revenue by Products Sold
	For the Three Months Ended September 30, 2024
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Total
Specialty	26.7%	—	—	26.7%
Hot Rolled	—	26.7%	—	26.7%
Tube	—	—	16.9%	16.9%
Coated	—	12.9%	—	12.9%
Plate	—	9.6%	—	9.6%
Cold Rolled	—	5.6%	—	5.6%
Other	—	1.6%	—	1.6%

Total	26.7%	56.4%	16.9%	100.0%

	Disaggregated Revenue by Products Sold
	For the Nine Months Ended September 30, 2024
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Total
Specialty	25.4%	—	—	25.4%
Hot Rolled	—	28.0%	—	28.0%
Tube	—	—	17.3%	17.3%
Coated	—	12.0%	—	12.0%
Plate	—	11.7%	—	11.7%
Cold Rolled	—	4.7%	—	4.7%
Other	—	0.9%	—	0.9%

Total	25.4%	57.3%	17.3%	100.0%

3.	Accounts Receivable:

Accounts receivable are presented net of allowances for credit losses and unissued credits of $3.8 million and $3.7 million as of September 30, 2025 and December 31, 2024, respectively. The allowance for credit losses is maintained at a level considered appropriate based on historical experience, specific customer collection issues that have been identified, current market considerations and estimates for supportable forecasts when appropriate. Estimations are based upon a calculated percentage of accounts receivable, which remains fairly level from year to year, and judgments about the probable effects of economic conditions on certain customers, which can fluctuate significantly from year to year. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of its allowance for credit losses and unissued credits.

4.	Inventories:

Inventories consisted of the following:

	Inventory as of
(in thousands)	September 30, 2025	December 31, 2024
Unprocessed	$277,167	$273,668
Processed and finished	106,755	116,958

Totals	$383,922	$390,626

The Company values certain of its tubular and pipe products inventory at the last-in, first-out (LIFO) method. As of September 30, 2025 and December 31, 2024, approximately $33.2 million, or 8.7% of consolidated inventory, and $31.3 million, or 8.0% of consolidated inventory, respectively, was reported under the LIFO method of accounting. The cost of the remainder of the tubular and pipe products inventory is determined using a weighted average rolling first-in, first-out (FIFO) method.

During the three and nine months ended September 30, 2025, the Company recorded $0.1 million and $0.9 million of LIFO expense, respectively. During the three and nine months ended September 30, 2024, the Company recorded $2.0 million and $2.6 million of LIFO income, respectively.

If the FIFO method had been in use, inventories would have been $7.2 million higher than reported as of September 30, 2025 and $6.3 million higher than reported at December 31, 2024.

5.	Goodwill and Intangible Assets:

The Company’s intangible assets were recorded in connection with its acquisitions of MetalWorks in 2024, Central Tube and Bar, Inc. and Metal-Fab, Inc. in 2023, Shaw Stainless & Alloy, Inc. in 2021, Action Stainless & Alloys, Inc. in 2020, EZ Dumper® hydraulic dump inserts and McCullough Industries in 2019, Berlin Metals, LLC in 2018 and Chicago Tube and Iron in 2011. The intangible assets were evaluated on the premise of highest and best use to a market participant, primarily utilizing the income approach valuation methodology.

Goodwill, by reportable unit, was as follows as of September 30, 2025 and December 31, 2024, respectively. The goodwill is deductible for tax purposes.

(in thousands)	Carbon Flat Products	Specialty Metals Flat Products	Tubular and Pipe Products	Total
Balance as of December 31, 2024	$65,986	$9,431	$8,401	$83,818
Acquisitions	—	—	—	—
Impairments	—	—	—	—

Balance as of September 30, 2025	$65,986	$9,431	$8,401	$83,818

Intangible assets, net, consisted of the following as of September 30, 2025 and December 31, 2024, respectively:

	As of September 30, 2025
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Customer relationships—subject to amortization	$84,459	$(22,088)	$62,371
Covenant not to compete—subject to amortization	3,229	(1,555)	1,674
Technology and know-how—subject to amortization	8,900	(1,458)	7,442
Trade name—not subject to amortization	42,068	—	42,068

	$138,656	$(25,101)	$113,555

	As of December 31, 2024
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Customer relationships—subject to amortization	$84,459	$(18,513)	$65,946
Covenant not to compete—subject to amortization	3,229	(1,110)	2,119
Technology and know-how—subject to amortization	8,900	(922)	7,978
Trade name—not subject to amortization	42,068	—	42,068

	$138,656	$(20,545)	$118,111

The Company estimates that amortization expense for its intangible assets subject to amortization will be approximately $5.6 million per year for the next year, $5.1 million the following year and then $4.8 million, $4.7 million, $3.9 million and $3.9 million respectively, over the next four years. Amortization expense for intangible assets was $1.5 million and $4.6 million, respectively, for the three and nine months ended September 30, 2025. Amortization expense for intangible assets was $1.1 million and $3.3 million, respectively, for the three and nine months ended September 30, 2024.

6.	Leases:

The components of lease expense were as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Operating lease cost	$2,443	$2,111	$7,174	$6,660
Finance lease cost:
Amortization of right-of-use assets	$221	$331	$656	$922
Interest on lease liabilities	32	66	101	147

Total finance lease cost	$253	$397	$757	$1,069

Supplemental cash flow information related to leases was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Cash paid for lease liabilities:
Operating cash flows from operating leases	$2,356	$2,031	$6,875	$6,540
Operating cash flows from finance leases	32	66	101	147
Financing cash flows from finance leases	225	327	668	930

Total cash paid for lease liabilities	$2,613	$2,424	$7,644	$7,617

Supplemental balance sheet information related to leases was as follows:

(in thousands)	September 30, 2025	December 31, 2024
Operating Leases
Operating lease	$60,944	$54,337
Operating lease accumulated amortization	(20,278)	(17,401)

Operating lease right-of-use asset, net	40,666	36,936

Operating lease current liabilities	6,838	5,865
Operating lease liabilities	35,001	31,945

Total operating lease liabilities	$41,839	$37,810

Finance Leases
Finance lease	4,591	4,812
Finance lease accumulated depreciation	(2,559)	(2,354)

Finance lease, net	2,032	2,458

Finance lease current liabilities	713	853
Finance lease liabilities	1,401	1,697

Total finance lease liabilities	$2,114	$2,550

Weighted Average Remaining Lease Term
Operating leases (in years)	8	9
Finance leases (in years)	3	4
Weighted Average Discount Rate
Operating leases	6.15%	5.76%
Finance leases	6.02%	5.89%

Maturities of lease liabilities were as follows:

(in thousands)	Operating Leases	Finance Leases
Year Ending December 31,
2025	$2,350	$230
2026	9,090	767
2027	7,752	654
2028	6,190	485
2029	5,086	155
Thereafter	25,958	30

Total future minimum lease payments	$56,426	$2,321

Less remaining imputed interest	(14,587)	(207)

Total	$41,839	$2,114

7.	Debt:

The Company’s debt is comprised of the following components:

	As of
(in thousands)	September 30, 2025	December 31, 2024
Asset-based revolving credit facility due April 17, 2030	$240,926	$272,456

Total debt	$240,926	$272,456

On April 17, 2025, the Company entered into a Ninth Amendment to Third Amended and Restated Loan and Security Agreement, which extended the maturity date of its asset-based credit facility (the ABL Credit Facility) to April 17, 2030. The amendment also reset the Machinery and Equipment and Real Estate advance rates. The Company’s ABL Credit Facility is collateralized by the Company’s accounts receivable, inventory, personal property and certain real estate. The $625 million ABL Credit Facility consists of: (i) a revolving credit facility of up to $595 million, including a $20 million sub-limit for letters of credit, and (ii) a first in, last out revolving credit facility of up to $30 million. Under the terms of the ABL Credit Facility, the Company may, subject to the satisfaction of certain conditions, request additional commitments under the revolving credit facility in the aggregate principal amount of up to $200 million to the extent that existing or new lenders agree to provide such additional commitments. The ABL Credit Facility matures on April 17, 2030.

The ABL Credit Facility contains customary representations and warranties and certain covenants that limit the ability of the Company to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt; (iii) make investments; (iv) sell assets; (v) enter into agreements that restrict distributions or other payments from restricted subsidiaries to the Company; (vi) incur liens securing indebtedness; (vii) consolidate, merge or transfer all or substantially all of the Company’s assets; and (viii) engage in transactions with affiliates. In addition, the ABL Credit Facility contains a financial covenant which requires if any commitments or obligations are outstanding and the Company’s availability is less than the greater of $30 million or 10.0% of the aggregate amount of revolver commitments ($62.5 million at September 30, 2025) or 10.0% of the aggregate borrowing base ($55.7 million at September 30, 2025), then the Company must maintain a ratio of Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) minus certain capital expenditures and cash taxes paid to fixed charges of at least 1.00 to 1.00 for the most recent twelve fiscal month period.

As of September 30, 2025, the Company was in compliance with its covenants and had approximately $312 million of availability under the ABL Credit Facility.

The Company has the option to borrow under its revolving credit facility based on the agent’s base rate plus a premium ranging from 0.00% to 0.25% or the Secured Overnight Financing Rate (SOFR) plus a premium ranging from 1.25% to 2.75%.

On August 15, 2024, the Company entered into a two-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding SOFR based borrowings under the ABL Credit Facility. The interest rate hedge fixed the rate at 3.82%. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate hedge agreement, the Company anticipates performance by the counterparty.

As of September 30, 2025 and December 31, 2024, $1.9 million and $1.1 million, respectively, of bank financing fees were included in “Prepaid expenses and other” and “Other long-term assets” on the accompanying Consolidated Balance Sheets. The financing fees are being amortized over the five-year term of the ABL Credit Facility and are included in “Interest and other expense on debt” on the accompanying Consolidated Statements of Comprehensive Income.

8.	Derivative Instruments:

Metals swaps and embedded customer derivatives

During 2025 and 2024, the Company entered into nickel swaps indexed to the London Metal Exchange price of nickel with third-party brokers. The nickel swaps are accounted for as derivatives for accounting purposes. The Company entered into them to mitigate its customers’ risk of volatility in the price of metals. The outstanding nickel swaps mature between the fourth quarter of 2025 and the first quarter of 2026. The swaps are settled with the brokers at maturity. The economic benefit or loss arising from the changes in fair value of the swaps is contractually passed through to the customer. The primary risk associated with the metals swaps is the ability of customers or third-party brokers to honor their agreements with the Company related to derivative instruments. If the customer or third-party brokers are unable to honor their agreements, the Company’s risk of loss is the fair value of the metals swaps.

These derivatives have not been designated as hedging instruments. The periodic changes in fair value of the metals and embedded customer derivative instruments are included in “Cost of materials sold” in the Consolidated Statements of Comprehensive Income. The Company recognizes derivative positions with both the customer and the third party for the derivatives and classifies cash settlement amounts associated with them as part of “Cost of materials sold” in the Consolidated Statements of Comprehensive Income. The cumulative change in fair value of the metals swaps that had not yet settled as of September 30, 2025, are included in “Other accrued liabilities” and the embedded customer derivatives are included in “Accounts receivable, net” on the Consolidated Balance Sheets as of September 30, 2025.

As of September 30, 2025, the Company has entered into nickel swaps for 309 thousand pounds of nickel. As of December 31, 2024, the Company has entered into nickel swaps for 439 thousand pounds of nickel.

Fixed rate interest rate hedge

On August 15, 2024, the Company entered into a two-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding SOFR based borrowings under the ABL Credit Facility. The interest rate hedge fixed the rate at 3.82%. The interest rate hedge is included in “Other long-term liabilities” on the Consolidated Balance Sheets as of September 30, 2025. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate hedge agreement, the Company anticipates performance by the counterparty.

The table below shows the total impact to the Company’s Consolidated Statements of Comprehensive Income through pre-tax income of the derivatives for the three and nine months ended September 30, 2025 and 2024, respectively.

	Net Gain (Loss) Recognized
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Fixed interest rate hedge	$94	$138	$284	$193
Metals swaps	(51)	(19)	(162)	205
Embedded customer derivatives	51	19	162	(205)

Total gain	$94	$138	$284	$193

9.	Fair Value of Assets and Liabilities:

During the nine months ended September 30, 2025, there were no transfers of financial assets between Levels 1, 2 or 3 fair value measurements. There have been no changes in the methodologies used as of September 30, 2025 since December 31, 2024.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company:

	Value of Items Recorded at Fair Value
	As of September 30, 2025
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Metal swaps	$—	$2,130	$—	$2,130
Embedded customer derivative	—	87	—	87
Supplemental executive retirement plan	17,516	—	—	17,516

Total assets at fair value	$17,516	$2,217	$—	$19,733

Liabilities:
Metal swaps	$—	$2,217	$—	$2,217
Fixed Interest rate hedge	—	124	—	124

Total liabilities recorded at fair value	$—	$2,341	$—	$2,341

	Value of Items Recorded at Fair Value
	As of December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Metal swaps	$—	$3,055	$—	$3,055
Embedded customer derivative	—	402	—	402
Fixed interest rate hedge	—	254	—	254
Supplemental executive retirement plan	15,061	—	—	15,061

Total assets at fair value	$15,061	$3,711	$—	$18,772

Liabilities:
Metal swaps	$—	$3,457	$—	$3,457

Total liabilities at fair value	$—	$3,457	$—	$3,457

The value of the items not recorded at fair value represent the carrying value of the liabilities.

The carrying value of the ABL Credit Facility was $240.9 million and $272.5 million at September 30, 2025 and December 31, 2024, respectively. Management believes that the ABL Credit Facility’s carrying value approximates its fair value due to its recent refinancing and the variable interest rate on the ABL Credit Facility.

10.	Accumulated Other Comprehensive Income:

On August 15, 2024, the Company entered into a two-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding SOFR based borrowings under the ABL Credit Facility. The interest rate hedge fixed the rate at 3.82%. The fair value of the interest rate hedge of $123.9 thousand, net of tax of $31.0 thousand, is included in “Accumulated other comprehensive income” on the Consolidated Balance Sheets at September 30, 2025.

11.	Equity Plans:

Restricted Shares, Restricted Stock Units and Performance Stock Units

Pursuant to the Amended and Restated Olympic Steel 2007 Omnibus Incentive Plan (the Incentive Plan), the Company may grant stock options, stock appreciation rights, restricted shares (RS), restricted share units (RSU), performance shares, and other stock- and cash-based awards to employees and directors of, and consultants to, the Company and its affiliates. Since adoption of the Incentive Plan, 1,400,000 shares of common stock have been authorized for equity grants. On an annual basis, the compensation committee of the Company’s Board of Directors (the Committee) awards RSs or RSUs to each non-employee director as part of their annual compensation.

The annual award for 2025 per director was $110,000 of RSs. Subject to the terms of the Incentive Plan and the RS agreement, one-third of the RSs vest on each December 31, 2025, December 31, 2026 and December 31, 2027. The grantee will not be entitled to vote on the RSs or receive dividends with respect to RSs until they vest. The annual award for 2024 per director was $110,000 of RSs. Subject to the terms of the Incentive Plan and the RS agreement, one-third of the RSs vest on each December 31, 2024, December 31, 2025 and December 31, 2026.

In January 2022, the Company adopted a new C-Suite Long-Term Incentive Plan (the C-Suite Plan) that operates under the Senior Manager Stock Incentive Plan. Under the C-Suite Plan, the Chief Executive Officer, the Chief Financial Officer and the President and Chief Operating Officer are eligible for participation. In each calendar year, the Committee may award eligible participants a long-term incentive of both a RSU grant and a performance stock units (PSU) grant. Additionally, the Committee may offer a long-term cash incentive (split equally between service and performance-based portions) to supplement both the RSU and PSU grants in order to arrive at the total long-term award target. For 2025 and 2024, the total long-term award target is $1.1 million for the Chief Executive Officer, $0.5 million for the Chief Financial Officer and $0.8 million for the President and Chief Operating Officer. The PSUs will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property and Equipment, exceeds 5 percent. Each RSU and service-based cash incentive vests three years after the grant date. Each vested RSU will convert into the right to receive one share of common stock. During 2025, a total of 20,000 RSUs and 20,000 PSUs were granted to the participants under the C-Suite Plan, and $531,300 and $531,300, respectively, were granted in service-based and performance-based cash awards. During 2024, a total of 17,243 RSUs and 17,243 PSUs were granted to the participants under the C-Suite Plan, and $37,400 and $37,400, respectively, were granted in service-based and performance-based cash awards. If the return on net assets falls below five percent, no performance-based incentive will be awarded. The maximum performance-based award is achieved if return on net assets exceeds ten percent, and is capped at 150% of the grant.

Stock-based compensation expense recognized on RSUs for the three and nine months ended September 30, 2025 and 2024, respectively, is summarized in the following table:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
RS and RSU expense before taxes	$606	$499	$1,758	$1,499
RS and RSU expense after taxes	$420	$349	$1,236	$1,080

All pre-tax charges related to RSs and RSUs were included in the caption “Administrative and general” on the accompanying Consolidated Statements of Comprehensive Income.

The following table summarizes the activity related to RSs for the nine months ended September 30, 2025 and 2024, respectively:

	As of September 30, 2025		As of September 30, 2024
	Number of Shares	Weighted Average Granted Price	Number of Shares	Weighted Average Granted Price
Outstanding at December 31	6,702	$65.65	—	$—
Granted	21,336	30.93	10,050	65.65
Converted into shares	(4,673)	39.23	—	—

Outstanding at September 30	23,365	$39.23	10,050	$65.65

Vested at September 30	—	$—	—	$—

The following table summarizes the activity related to RSUs for the nine months ended September 30, 2025 and 2024, respectively:

	As of September 30, 2025		As of September 30, 2024
	Number of Shares	Weighted Average Granted Price	Number of Shares	Weighted Average Granted Price
Outstanding at December 31	691,241	$22.61	662,103	$20.28
Granted	40,000	32.81	34,486	66.70
Converted into shares	(70,244)	22.21	—	—
Forfeited	(274)	13.29	(2,570)	16.99

Outstanding at September 30	660,723	$23.28	694,019	$22.60

Vested at September 30	546,237	$19.08	563,839	$19.69

12.	Income Taxes:

For the three months ended September 30, 2025, the Company recorded an income tax provision of $1.0 million, or 30.7%, compared to an income tax provision of $1.2 million, or 29.9%, for the three months ended September 30, 2024. For the nine months ended September 30, 2025, the Company recorded an income tax provision of $4.2 million, or 29.7%, compared to an income tax provision of $7.4 million, or 28.0%, for the nine months ended September 30, 2024.

The tax provision for the interim period is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items that are taken into account in the relevant period. Each quarter, the Company updates the estimate of the annual effective tax rate, and if the estimated tax rate changes, the Company makes a cumulative adjustment.

The quarterly tax provision and the quarterly estimate of the annual effective tax rate is subject to significant volatility due to several factors, including variability in accurately predicting the Company’s pre-tax and taxable income and the mix of jurisdictions to which they relate, changes in law and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, the effective tax rate can be more or less volatile based on the amount of pre-tax income. For example, the impact of discrete items and non-deductible expenses on the effective tax rate is greater when pre-tax income is lower.

On July 4, 2025, the OBBBA was enacted in the U.S. The OBBBA includes the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business deductions. The legislation has multiple effective dates, with certain provisions effective in 2025. The impact of the OBBBA to the tax provision was evaluated and there was no impact to the tax rate as of September 2025.

13.	Shares Outstanding and Earnings Per Share:

Earnings per share have been calculated based on the weighted average number of shares outstanding as set forth below:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Weighted average basic shares outstanding	11,744	11,695	11,739	11,673
Assumed exercise of stock options and issuance of stock awards	19	—	22	—

Weighted average diluted shares outstanding	11,763	11,695	11,761	11,673

Net income	$2,154	$2,734	$9,900	$19,091
Basic earnings per share	$0.18	$0.23	$0.84	$1.64

Diluted earnings per share	$0.18	$0.23	$0.84	$1.64

Unvested RSs and RSUs	138	140	138	140

14.	Stock Repurchase Program:

On October 2, 2015, the Company announced that its Board of Directors authorized a stock repurchase program of up to 550,000 shares of the Company’s issued and outstanding common stock, which could include open market repurchases, negotiated block transactions, accelerated stock repurchases or open market solicitations for shares, all or some of which may be effected through Rule 10b5-1 plans. Any of the repurchased shares are held in the Company’s treasury, or canceled and retired as the Board may determine from time to time. Any repurchases of common stock are subject to the covenants contained in the ABL Credit Facility. Under the ABL Credit Facility, the Company may repurchase common stock and pay dividends up to $15 million in the aggregate during any trailing twelve months without restrictions. Purchases of common stock or dividend payments in excess of $15 million in the aggregate require the Company to (i) maintain availability in excess of 20.0% of the aggregate revolver commitments ($125.0 million at September 30, 2025) or (ii) to maintain availability equal to or greater than 15.0% of the aggregate revolver commitments ($93.8 million at September 30, 2025) and the Company must maintain a pro-forma ratio of EBITDA minus certain capital expenditures and cash taxes paid to fixed charges of at least 1.00 to 1.00.

There were no shares repurchased during the three and nine months ended September 30, 2025 and 2024. As of September 30, 2025, 360,212 shares remain authorized for repurchase under the program.

15.	Segment Information:

The Company follows the accounting guidance that requires the utilization of a “management approach” to define and report the financial results of reporting segments. The management approach defines operating segments along the lines used by the Company’s chief operating decision maker (CODM) to assess performance and make operating and resource allocation decisions. The Company’s Chief Executive Officer serves as the CODM and evaluates performance and allocates resources based on segment operating income. The CODM uses operating income to evaluate the income generated and overall profitability created from segment assets. These financial metrics are used to make key operating decisions, such as the determination of how capital spending is deployed between organic growth, automation and defensive projects and investment through acquisition.

The Company operates in three reportable segments; specialty metals flat products, carbon flat products, and tubular and pipe products. The specialty metals flat products segment and the carbon flat products segment are at times consolidated and referred to as the flat products segment, as certain of the flat products segments’ assets and resources are shared by the specialty metals and carbon flat products segments and both segments’ products are stored in the shared facilities and, in some locations, processed on shared equipment. The reportable segments are defined based on the products they sell as each segment requires unique purchasing and marketing strategies. In addition, capital equipment requirements differ between segments.

The Company uses segment operating income as the measure of segment income or loss. The Company believes that segment operating income is most reflective of the operational profitability or loss of its reportable segments.

Segment operating income excludes certain Corporate expenses. These Corporate expenses include the unallocated expenses related to managing the entire Company (i.e., all three segments), including the compensation for certain personnel, expenses related to being a publicly traded entity such as board of directors’ expenses, audit expenses, and various other professional fees.

The following tables provide financial information frequently shared with our CODM for the Company’s reportable segments for the three and nine months ended September 30, 2025 and 2024, respectively.

	For the Three Months Ended September 30, 2025
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
(in thousands)
Net sales	$140,870	$268,214	$81,571	$—	$490,655
Cost of materials sold	113,982	202,670	56,377	—	373,029
Operating expenses	19,616	59,299	19,058	4,413	102,386
Depreciation	654	3,879	1,704	—	6,237
Amortization	205	1,089	445	—	1,739

Operating income	$6,413	$1,277	$3,987	$(4,413)	$7,264

Other loss, net					14
Interest and other expense on debt					4,144

Income before income taxes					$3,106

	For the Nine Months Ended September 30, 2025
	Specialty metals flat products	Carbon flat products	Tubular and pipe product	Other	Total
(in thousands)
Net sales	$405,114	$836,997	$237,968	$—	$1,480,079
Cost of materials sold	333,543	627,621	161,044	—	1,122,208
Operating expenses	54,834	179,671	58,452	13,996	306,953
Depreciation	2,140	11,953	5,150	35	19,278
Amortization	628	3,257	1,325	—	5,210

Operating income	$13,969	$14,495	$11,997	$(14,031)	$26,430

Other loss, net					62
Interest and other expense on debt					12,282

Income before income taxes					$14,086

	For the Three Months Ended September 30, 2024
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
(in thousands)
Net sales	$125,693	$264,849	$79,454	$—	$469,996
Cost of materials sold	103,450	208,093	51,601	—	363,144
Operating expenses	16,302	52,294	19,193	4,020	91,809
Depreciation	699	3,366	1,658	17	5,740
Amortization	306	662	526	—	1,494

Operating income	$4,936	$434	$6,476	$(4,037)	$7,809

Other loss, net					26
Interest and other expense on debt					3,880
Income before income taxes					$3,903

	For the Nine Months Ended September 30, 2024
	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
(in thousands)
Net sales	$386,100	$873,579	$263,209	$—	$1,522,888
Cost of materials sold	315,984	687,704	173,541	—	1,177,229
Operating expenses	50,478	159,202	62,468	12,859	285,007
Depreciation	2,083	10,277	5,173	52	17,585
Amortization	839	1,944	1,427	—	4,210

Operating income	$16,716	$14,452	$20,600	$(12,911)	$38,857

Other loss, net					66
Interest and other expense on debt					12,283

Income before income taxes					$26,508

	For the Nine Months Ended September 30,
(in thousands)	2025	2024
Capital expenditures
Flat products segments	$23,965	$18,458
Tubular and pipe products	1,033	3,850

Total capital expenditures	$24,998	$22,308

	As of
(in thousands)	September 30, 2025	December 31, 2024
Assets
Flat products segments	$728,754	$695,880
Tubular and pipe products	360,345	347,469
Corporate	959	1,147

Total assets	$1,090,058	$1,044,496

There were no material revenue transactions between the specialty metals flat products, carbon flat products and tubular and pipe products segments.

The Company sells certain products internationally, primarily in Canada and Mexico. International sales are immaterial to the consolidated financial results and to the individual segments’ results.

16.	Subsequent Event:

On October 28, 2025, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Ryerson Holding Corporation, a Delaware corporation (Ryerson), and Crimson MS Corp., an Ohio corporation and a wholly owned subsidiary of Ryerson (Merger Sub). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the Merger), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Ryerson.

At the effective time of the Merger (the Effective Time), and upon consummation of the Merger, subject to the terms and conditions set forth in the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of common stock, $0.01 par value per share, of Ryerson (Ryerson Common Stock) equal to 1.7105, rounded down to the nearest whole share and, if applicable, the cash amount to be paid in lieu of fractional shares. Upon closing of the Merger, legacy Company shareholders will own approximately 37% of the combined company.

Consummation of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including (a) the adoption of the Merger Agreement by (i) a majority of the shareholders of the Company and (ii) a majority of the stockholders of Ryerson; (b) the Ryerson Common Stock issuable in connection with the Merger having been approved for listing on the New York Stock Exchange; (c) Ryerson’s registration statement on Form S-4 having become effective under the Securities Act of 1933; (d) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (e) the performance or compliance by the Company, Ryerson and Merger Sub with their respective covenants and agreements in all material respects or as otherwise specified in the Merger Agreement.